UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
—————————
FORM 8‑K
—————————
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2016
—————————
National Storage Affiliates Trust
(Exact name of registrant as specified in its charter)

Maryland	001‑37351	46-5053858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5200 DTC Parkway, Suite 200 Greenwood Village, Colorado, 80111 (Address of principal executive offices)

(720) 630-2600
(Registrant's telephone number, including area code)
—————————
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))
—————————

Item 8.01.    Other Events.

iStorage Joint Venture Agreement

On September 14, 2016, National Storage Affiliates Trust (the "Company") issued a press release announcing that on September 9, 2016, it, through a newly formed subsidiary (the "NSA Member"), entered into an agreement (the "Agreement") to form a joint venture (the "Joint Venture") with a state pension fund advised by Heitman Capital Management LLC (the "JV Investor," together with the NSA Member, the "Members") to acquire and operate the "iStorage" facilities portfolio (the "Portfolio") for an aggregate purchase price of approximately $630 million (the "Acquisition"). The Portfolio consists of 66 self-storage facilities containing approximately 4.5 million rentable square feet, configured in over 36,000 storage units and located across 12 states. The Acquisition is expected to close during the fourth quarter of 2016. Separately, the Company, through certain newly formed subsidiaries, has agreed to acquire the property management platform related to the Portfolio, including a property management company, a captive insurance company, and related intellectual property for $20 million.

The Joint Venture expects to finance the Acquisition with approximately $320 million in equity (approximately $80 million from the NSA Member in exchange for a 25% ownership interest and approximately $240 million from the JV Investor in exchange for a 75% ownership interest) with the balance of the purchase price funded using proceeds from new debt financing currently being negotiated by the Joint Venture. The Members each initially contributed a portion of their respective capital commitments to the Joint Venture to fund a $12.5 million non-refundable cash deposit in connection with the acquisition of the Portfolio. The management platform acquisition by the Company is expected to be completed concurrently with the Acquisition. The two transactions are conditioned upon each other and are subject to the satisfaction of a number of other closing conditions.

A subsidiary of the Company will act as the non-member manager of the Joint Venture (the "NSA Manager"). The NSA Manager will direct, manage and control the day-to-day operations and affairs of the Joint Venture but may not cause the Joint Venture to make certain major decisions (collectively, "Major Decisions") involving the business of the Joint Venture without the consent of the Members, including the approval of annual budgets, sales and acquisitions of properties, financings, and certain actions relating to bankruptcy.

As part of the Joint Venture, the NSA Member and the JV Investor have committed to contribute up to $25 million and $75 million, respectively (collectively, the "Additional Capital Commitments"), to fund future acquisitions by the Joint Venture of properties jointly approved by the Members in certain specified territories (the "Exclusive Territory") in certain of the geographic regions in which the Portfolio is located. The Company anticipates that the NSA Member's capital contributions will be funded through the Company's revolving line of credit. NSA Manager is obligated to offer the Joint Venture the opportunity to purchase any acquisition it identifies within the Exclusive Territory. If the Members do not approve any such acquisition, the NSA Manager or another subsidiary of the Company may proceed with such acquisition outside of the Joint Venture.

The Joint Venture will make distributions of net cash flow to the Members no less than monthly. Distributions by the Joint Venture are made pro rata in proportion to each Member’s respective ownership interests in the Joint Venture until the JV Investor has achieved certain performance benchmarks, after which the NSA Member will receive a promoted distribution. Promoted distributions are subject to a clawback if the JV Investor has not achieved a certain performance return benchmark over the term of the Joint Venture.

The Joint Venture will pay certain customary fees to the Company for managing and operating the properties, including a monthly property management fee equal to 6% of gross revenues and net sales revenues from Joint Venture assets, an annual call center fee equal to 1% of monthly gross revenues and net sales revenues from Joint Venture assets, a monthly platform fee equal to $1,250 per Joint Venture property, an acquisition fee equal to 65 basis points of the gross capitalization (including debt and equity) of the original Portfolio, of which 16.25 basis points is earned each year over the first four years of the Joint Venture, with an additional fee determined on a sliding scale for future acquisitions, and a development management fee for any development projects acquired by the Joint Venture equal to 3% of construction costs (excluding "soft costs"). An affiliate of the NSA Manager will provide tenant warranty protection to tenants at the Joint Venture properties in exchange for 50% of all proceeds from the tenant warranty protection program at each Joint Venture property.

The Members have certain rights to trigger a "buy sell" procedure in the event of deadlocks with respect to certain Major Decisions (each, a "Deadlock"). A "buy sell" may also be triggered by the JV Investor upon certain events of defaults by the NSA Manager or certain of its affiliates under the Agreement and/or related management agreements. Additionally, a "buy sell" may also be triggered by the NSA Member in connection with a Change of Control (as defined below) with respect to the Company unless the potential acquirer is pre-approved by the JV Investor. "Change of Control" means the occurrence of any of the following: (a) the NSA Member ceases to be a direct or indirect wholly-owned and controlled subsidiary of NSA OP, LP ("NSA OP"); (b) the sale of all or substantially all of the Company's assets or a merger, reorganization, or share exchange involving the Company (other than any transaction (i) in which (A) the Company's chief executive officer immediately prior to the transaction remains the chief executive officer of the surviving company upon closing of the transaction, and (B) the trustees of the Company in office immediately prior to the transaction represent a majority of the trustees or directors, as applicable, of the surviving company upon closing of the transaction, or (ii) which would result in the voting securities of the Company outstanding immediately prior thereto (including both shares of common stock and all classes of units of limited partnership in NSA OP, assuming the exchange of such units for shares of common stock at the exchange ratio in effect as of the date of the execution of the definitive agreement relating to such transaction) continuing to represent (either by remaining outstanding or by being converted into voting securities or limited partnership units of the surviving entity) at least fifty-one percent (51%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such transaction); or (c) a majority of the board of trustees of the Company consisting of individuals who were not (i) trustees of the Company as of the date of the Agreement, (ii) selected or nominated to become directors by the board of trustees of the Company as constituted as of the date of the Agreement, or (iii) selected or nominated to become trustees by a board of trustees having as a majority those trustees described in clauses (i) or (ii) and/or trustees selected or nominated by such trustees.

The JV Investor will have an ability to remove the NSA Manager as non-member manager of the Joint Venture upon (i) the failure of the Joint Venture to meet certain budget hurdles in any two consecutive years, (ii) certain events of defaults, and (iii) certain change of control transactions of the Company unless the potential acquirer is pre-approved by the JV Investor, which removal, in each case, would be subject to the right of NSA Member to trigger a "buy sell" procedure before any such removal is effected.

Each Member also has certain limited rights to unilaterally force the sale of all of the Joint Venture's assets after a specified holding period, subject to a right of first offer in favor of the other Member. At any time after the earlier of (i) September 9, 2020 or (ii) the expiration of a two year period after any Deadlock, the JV Investor has the right to unilaterally force the sale of the Joint Venture's assets at a specified price, subject to the NSA Member's right of first offer to purchase the JV Investor's interest in the Joint Venture at a proportionate price. At any time after September 9, 2023, the NSA Member has the right to unilaterally force the sale of the Joint Venture's assets at a specified price, subject to the JV Investor's right of first offer to purchase the NSA Member's interest in the Joint Venture at a proportionate price. In the event that either Member does not elect to exercise its right of first offer with respect to any exercise by the other Member of its forced sale right, such other Member may cause the Joint Venture to market for sale, and sell, all of the Joint Venture's assets at a price equal to a certain percentage of the price originally specified by the Member exercising its forced sale right. Under certain circumstances, the NSA Member has a right of first refusal with respect to a sale of the Joint Venture's assets at a price less than the specified percentage. Additionally, at any time after September 9, 2020, each Member has the right to sell its interest in the Joint Venture subject to certain conditions regarding a proposed transferee subject to a right of first offer to the non-transferring Member.

In accordance with generally accepted accounting principles, it is expected that the Joint Venture will not be consolidated in the financial statements of the Company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STORAGE AFFILIATES TRUST

By:	/s/ TAMARA D. FISCHER
Tamara D. Fischer
Executive Vice President and Chief Financial Officer

Date: September 15, 2016